Exhibit 10.4

SEPARATION AND RELEASE AGREEMENT

This is a complete and final Agreement between MIKE ZAFIROVSKI (“you”), and Motorola, Inc. (“Motorola”) that resolves all matters between you and Motorola. Except where otherwise specified, this Agreement supersedes and nullifies all prior and concurrent communications, acknowledgements and agreements between you and Motorola. This Agreement has individually negotiated and has not been reached as part of a group incentive or other termination program. In consideration for the payments and benefits provided under this Agreement, you and Motorola agree to the following terms of your separation from Motorola:

1. SEPARATION. Your duties and responsibilities as President and Chief Operating Officer of Motorola ceased effective January 31, 2005 (the “Transition Date”). You tender and Motorola accepts your resignation as an employee or director of Motorola and its subsidiaries and affiliates effective as of July 29, 2005 (the “Separation Date”). Between the Transition Date and the Separation Date, you shall perform consulting services as requested by the Chairman of the Board and Chief Executive Officer of Motorola (the “CEO”), to assist in effecting a smooth transition of your responsibilities and knowledge to the CEO and/or any person(s) he designates. At Motorola’s request, you shall execute any and all documents reasonably necessary to confirm your resignation as an employee, director and/or officer of Motorola and its subsidiaries and/or affiliates. You shall not stand for reelection to the Motorola Board of Directors in 2005.

2. SEPARATION ALLOWANCE, REIMBURSEMENT OF EXPENSES, OFFICE SPACE. Motorola will pay you at your regular base salary rate at regular payroll intervals, less applicable state and federal payroll deductions, between your Transition Date and Separation Date. The total gross amount of these payments is Four Hundred Sixty-Eight Thousand Dollars and No Cents ($468,000.00) (“Transition Allowance”). Except as otherwise provided herein, you will continue to participate in all employee plans, and outstanding equity incentive awards, in which you currently participate and will be credited with service for vesting (and receive dividends when declared and paid generally) under all applicable Motorola employee plans through the Separation Date. Motorola also will

(a)	pay you a lump sum Separation Allowance in the amount of Sixteen Million Eight Hundred Thirty-Nine Thousand Two Hundred Ninety Dollars and No Cents ($16,839,290.00), less applicable state and federal payroll tax deductions, within thirty (30) days after you have signed, returned and not revoked a supplemental release attached as Attachment A;

(b)	reimburse you for financial planning services through the filing of your income tax returns for the 2005 tax year, in accord with the Motorola Financial Planning policy, upon submission of appropriate invoices;

(c)	pay your reasonable attorneys fees and expenses for negotiation and preparation of this Agreement, upon submission of appropriate invoices to Motorola, up to a maximum of Twenty-Five Thousand Dollars and No Cents ($25,000);

(d)	provide you with office space and administrative support between January 31, 2005 and December 31, 2005, as determined by Motorola; and

(e)	provide you with access to e-mail and access to the Motorola intranet to monitor your benefits and incentive awards between January 31, 2005 and July 29, 2005.

Signature of Attachment A is a condition to your receiving the Separation Allowance and other consideration under this Agreement. The above payments include and exceed any vacation pay, bonuses, or any other amounts that are unpaid as of your separation. You will receive a full 2004 bonus (with an individual performance factor of not less than 1.0) under the MIP and a 2003-2004 MRIP bonus when other executives receive their 2004 bonuses, in accordance with the terms of the respective plans. On the Separation Date, the unvested shares of your 2000 restricted stock grant will vest in accordance with its terms. You will only be paid the amounts specifically identified in this Agreement and will not receive any additional payments from Motorola. You shall not be eligible for any 2005 bonus under the Motorola Incentive Plan (“MIP”), any bonus under the Motorola Mid-Range Incentive Plan (“MRIP”) for the 2004-2005 performance cycle, or any other bonus for 2004 or 2005 or later under any annual, mid-range or long-range bonus plan.

3. BENEFIT AND COMPENSATION PLANS, OTHER PERQUISITES.

(a) The effect of your separation and this Agreement upon your participation in, coverage under, and rights to distribution or other payment from any of Motorola’s benefit or compensation plans, including but not limited to the Motorola Elected Officers Supplemental Retirement Plan, the Motorola Elected Officers Life Insurance Plan, the Motorola Mid-Range Incentive Plan for any given cycle, the Motorola Incentive Plan, the Motorola Management Deferred Compensation Plan, the Motorola Financial Planning Program, any applicable stock option plan, any stock option award document, and any restricted stock agreements shall be governed by the terms of those plans, documents and agreements. Motorola is making no guarantee, warranty or representation in this Agreement regarding any position that may be taken by any administrator or plan regarding the effect of this Agreement upon your rights, benefits or coverage under those plans.

(b) Upon your separation, each of your outstanding stock option grants will be accorded the most favorable treatment for which each grant qualifies per the terms of the applicable stock option plans or award documents (exercisable for not less than the lesser of 12 months or the unexpired stated option term).

(c) Benefits coverage in effect on your Separation Date under the Motorola Employee Medical Benefits Plan (“Medical Plan”), as amended from time to time, will be continued at the regular employee contribution rate through the end of December 31, 2005, provided that you comply with all terms and conditions of the Medical Plan, including paying the necessary contributions and provided further, if you are reemployed with another employer and become covered under that employer’s medical plan, the medical benefits described herein (if they are not terminated as provided in COBRA, defined below) shall be secondary to those provided under such other plan. After the total period of medical benefit continuation provided in this Agreement, you may elect to continue medical benefits under the Medical Plan at your own expense, in accordance with COBRA. The period of medical benefit continuation described immediately above counts toward and reduces the maximum coverage under Section 4980B of the Internal Revenue Code (“COBRA”), as described in Treasury Regulation Section 54.4980B-7, A-7(a). The COBRA period commences on the first of the month following the Separation Date.

(d) Your use of Company aircraft, other than on Motorola business at the request of the Chairman and Chief Executive Officer, and all other officer perquisites shall cease no later than January 31, 2005.

4. TRANSFER OF EQUIPMENT/OUTPLACEMENT. Effective on or within fourteen days after your Separation Date, Motorola will transfer to you ownership of your cellular phone, your home broadband modem, your “good” wireless e-mail device and your laptop computer (the hard drive for which to be removed and replaced by Motorola). On that date you will assume responsibility for all, maintenance, service and other fees related thereto, and Motorola will have no responsibility for it thereafter. You are responsible for any income taxes due as a result of this transfer. Motorola also will provide senior executive outplacement and career continuation services by a firm to be selected by Motorola for a period of up to one (1) year if you elect to participate in such services.

5. PAYMENT IN THE EVENT OF DEATH. In the event of your death after the effective date of this Agreement, your surviving spouse shall be paid any unpaid payment amounts described in paragraphs 2 and 3 above, provided you had not breached paragraphs 6, 8, 9, 10, 11, or 12 prior to your death and provided further that eligibility for and payments made pursuant to paragraph 3 of this Agreement in the event of your death shall be made according to the terms of the applicable plans, award documents and agreements referenced therein.

6. NO DISPARAGEMENT. You agree that you will not, directly or indirectly, individually or in concert with others, engage in any conduct or make any statement calculated or likely to have the effect of undermining, disparaging or otherwise reflecting poorly upon Motorola or its good will, products or business opportunities, or in any manner detrimental to Motorola, though you may give truthful and nonmalicious testimony if properly subpoenaed to testify under oath. Motorola agrees that all members of the Senior Leadership Team (“SLT”), all members of the Motorola Board of Directors and all vice presidents of Human Resources as of the date of execution of this Agreement will not, directly or indirectly, individually or in concert with others, engage in any conduct or make any statement calculated or likely to have the effect of undermining, disparaging or otherwise reflecting poorly upon you, or in any manner detrimental to you, though they may give truthful and nonmalicious testimony if properly subpoenaed to testify under oath.

7. COOPERATION/INDEMNIFICATION. From your Transition Date, and for as long thereafter as shall be reasonably necessary, you agree to cooperate fully with Motorola in any investigation, negotiation, litigation or other action arising out of transactions in which you were involved or of which you had knowledge during your employment by Motorola. If you incur any business expenses in the course of performing your obligations under this paragraph, you will be reimbursed for the full amount of all reasonable expenses upon your submission of adequate receipts confirming that such expenses actually were incurred. Both before and after termination of your employment, Motorola will continue to indemnify you from claims, demands, judgments, fines, penalties, settlement amounts, expenses (including reasonable attorneys fees and expenses) and all other liability reasonably incurred in defending any actual or threatened action, lawsuit, investigation or other similar judicial, arbitration or administrative proceeding arising out of your employment with Motorola, provided that if the matter is a civil action, you acted in good faith and in a manner you reasonably believed to be in, or not opposed to, the best interests of Motorola and if the matter is a criminal action, you had no reasonable cause to believe your conduct was unlawful. Such indemnification shall continue for so long as you may be subject to liability in connection with your service as an officer or director of Motorola. You will continue to be insured under policies of directors and officers liability insurance, to the fullest extent permitted for former officers or directors under the applicable policy(ies); provided, such insurance coverage may be terminated if Motorola terminates coverage generally for all officers and directors.

8. PROTECTION OF CONFIDENTIAL INFORMATION AND TRADE SECRETS. You agree to maintain the confidentiality of Motorola’s confidential or proprietary information and trade secrets in accordance with agreements previously signed by you and with the law applicable to you as an officer and director of Motorola, including but not limited to state trade secret protection statutes and your common law fiduciary duty and duty of loyalty. Such Motorola confidential and proprietary information and trade secrets relating to Motorola’s past, present, or future business, products or technology include, but are not limited to, information in the following categories: (a) strategy and roadmap information including but not limited to business plans, strategic plans, initiatives, potential merger, acquisition and divestiture plans, venture capital investment plans, five-year and other financial and business plans, new and existing business/product plans, and capital planning; (b) alliance, investment and strategic relationship information including but not limited to non-public alliance and investment identity, terms and conditions of contracts, terms of investment, and status of existing/consideration of potential alliances and strategic relationships; (c) management information including but not limited to activities of any corporate-level, region-wide, Motorola-wide, business unit, regional or account leadership team, or their direct reports; (d) technology information including but not limited to present and future research and development, technology roadmaps, technology licensing strategies, and communications and semiconductor core and process strategies; (e) employee and employment information including but not limited to members of leadership teams, job functions, organization and reporting relationships, individual performance, salaries, grades, stock options, bonus plans, variable pay plans, management and leadership planning, and high potential employee information, benefits, recruiting, and human resources policy and procedure; (f) customer information of Motorola including but not limited to non-public customer identity, product purchases, purchase volume, purchase quantity, product mix, sales strategies for particular customers, pricing, distribution plans and strategies, and customer relationship information; (g) product pricing and cost information including but not limited to product costs, margins, manufacturing, sales, development, and distribution costs; (h) manufacturing information including capacity, vendors, materials costs, foundry and outsourcing relationships, volume, pricing, and strategy, and internal manufacturing capabilities and strategy; (i) core process redesign plans, strategies, activities and implementation. Nothing in this Agreement is intended to prohibit you from disclosing information about Motorola, its customers, successors or assigns, or its affiliated entities, or about its or their products, services or business opportunities that is not confidential or proprietary. You shall give Motorola reasonable advance written notice of your intent to disclose any potentially confidential information obtained by you as a result of your employment by Motorola. For so long as the Company keeps this Agreement confidential, you agree to keep the existence and terms of this Agreement confidential, unless required by law to disclose this information, or except as may be disclosed to your attorneys or as needed to be disclosed to anyone preparing your tax returns.

9. PROTECTION AGAINST INEVITABLE DISCLOSURE. You acknowledge that the nature of your duties and responsibilities for a future employer or for any entity or business for which you perform services in a contract relationship, if similar to those you performed at Motorola, might, by the very nature of the duties and responsibilities, result in the disclosure of trade secrets or other information that is confidential and/or proprietary to Motorola. Accordingly, you agree to inform any future employer, or entity or business contracting with you for services, of the possibility of such disclosure and the requirements of this Agreement and request that safeguards be established to ensure against such disclosure. You agree that you will not perform any duties or responsibilities for any third party that will involve the disclosure of Motorola confidential and/or proprietary information or trade secrets or that will present a reasonable possibility of such disclosure.

10. RETURN OF MOTOROLA PROPERTY. You further agree, pursuant to your obligations to Motorola under the provisions of your Employment Agreement, the Motorola Code of Business Conduct, and the Corporate SOP titled Protection of Proprietary Information (POPI) to return to Motorola by your Transition Date all Motorola property and confidential and/or proprietary information including the originals and all copies and excerpts of documents, drawings, reports, specifications, samples and the like that were/are in your possession at all Motorola and non-Motorola locations, including but not limited to information stored electronically on computer hard drives or disks.

11. NON-COMPETITION/NO SOLICITATION. You acknowledge that you have entered into certain Stock Option Agreements with Motorola and that such agreements, including the non-competition provisions therein, continue in full force and effect according to their terms. For a period of two years following your separation from employment, you will not recruit, solicit or induce, or cause, allow, permit or aid others to recruit, solicit or induce, or to communicate in support of those activities, any employee of Motorola to terminate his/her employment with Motorola and/or to seek employment with your new or prospective employer, or any other company.

12. NEW EMPLOYMENT. You agree that you will immediately inform Motorola of (i) the identity of any new employment, start-up business or self-employment in which you have engaged or will engage between the Transition Date and July 29,2007 (the “Notice Period”), (ii) your title in any such engagement, and (iii) your duties and responsibilities. You hereby authorize Motorola to provide a copy of this Agreement, excluding the economic terms, to any new employer or other entity or business by which you are engaged during the Notice Period. You further agree that during the Notice Period, you will provide such information to Motorola as it may from time to time reasonably request in order to determine your compliance with this Agreement.

13. BREACH OF AGREEMENT. You acknowledge that Motorola’s agreement to make the payments set forth in Paragraph 2 above is conditioned upon your faithful performance of your obligations under this Agreement, and you agree to repay to Motorola the Transition Allowance and Eleven Million Dollars ($11,000,000.00) of the Separation Allowance received from Motorola under Paragraph 2, plus all sums received from Motorola under Paragraph 2(b) and (c), if you breach any of your obligations under Paragraphs 6, 8, 9, 10, 11 or 12 of this Agreement, or the Stock Option Agreements referenced in Paragraph 11. In addition, for all your vested options that were exercised within the three-year period prior to your Transition Date or at any time following your Transition Date, you will immediately pay to Motorola an amount representing the difference between the option price and the price you paid at the time of exercise. In the event of breach, all restricted stock and/or restricted stock unit agreements between you and Motorola shall operate according to their terms. In any dispute regarding this Agreement, each party will pay its own fees and costs.

14. NON-ADMISSION/GENERAL RELEASE. You and Motorola agree that, in exchange for the payments and other terms described above, Motorola is not admitting to any wrongdoing or unlawful action in its dealing with you and you fully and completely release

Motorola and hold it harmless from any and all legal claims of any type to date arising out of your employment or the separation of your employment from Motorola, whether known or unknown, presently asserted or otherwise. This includes, but is not limited to, breach of any implied or express employment contracts or covenants; entitlement to any pay or benefits, including insurance and any claims under the Motorola Elected Officers Supplemental Retirement plan or any other retirement plan; claims for wrongful termination, public policy violations, defamation, emotional distress or other common law matters; or claims of discrimination based on race, sex, age (Age Discrimination in Employment Act), religion, national origin, disability, veteran’s status, sexual preference, marital status or retaliation; or claims under the Family and Medical Leave Act. If you are employed in California, you expressly waive the protection of Section 1542 of the Civil Code of the State of California, which states that: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” You understand that by signing this General Release you are not releasing any claims or rights that cannot be waived by law, including the right to file an administrative charge of discrimination.

15. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of your executors, administrators, legal representatives, heirs and legatees and on Motorola and its subsidiaries, affiliates, agents, employees, officers and their respective successors and assigns.

16. CONDITIONS OF AGREEMENT. You agree that you are signing this Agreement knowingly and voluntarily, that you have not been coerced or threatened into signing this Agreement and that you have not been promised anything else in exchange for signing this Agreement. You agree that if any part of this Agreement is found to be illegal or invalid, the rest of the Agreement will still be enforceable. You further agree that you have had sufficient time (at least 21 days) to consider this Agreement and you were advised to consult with an attorney, if desired, before signing below. You understand and agree that any change, whether material or otherwise, to the initial terms of this Agreement shall not restart the running of this twenty-one (21) day period. This Agreement will not become effective or enforceable until seven days after you sign it, during which time you can revoke it if you wish, by delivering a signed revocation letter within the seven-day period to A. Peter Lawson, General Counsel, Motorola, Inc., 1303 East Algonquin Rd., Schaumburg, Illinois 60196. Any alterations to this Agreement must be in writing, signed by both parties.

MIKE ZAFIROVSKI		MOTOROLA, INC.

/s/ Mike Zafirovski		By:	/s/ Ruth A. Fattori

Date:	February 15, 2005	Date:	February 15, 2005

ATTACHMENT A

In consideration for the promises made by Motorola in the Separation and Release Agreement to which this is Attachment A, you fully and completely release Motorola and hold it harmless from any and all legal claims of any type to date arising out of your employment or the separation of your employment from Motorola, whether known or unknown, presently asserted or otherwise. This includes, but is not limited to, breach of any implied or express employment contracts or covenants; entitlement to any pay or benefits, including insurance and any claims under the Motorola Elected Officers Supplemental Retirement Plan or any other retirement plan; claims for wrongful termination, public policy violations, defamation, emotional distress or other common law matters; or claims of discrimination based on race, sex, age (Age Discrimination in Employment Act), religion, national origin, disability, veteran’s status, sexual preference, marital status or retaliation; or claims under the Family and Medical Leave Act. If you are employed in California, you expressly waive the protection of Section 1542 of the Civil Code of the State of California, which states that: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” You understand by signing this General Release you are not releasing any claims or rights arising under the Separation and Release Agreement or claims or rights that cannot be waived by law, including the right to file an administrative charge of discrimination. You further agree that you have had sufficient time (at least 21 days) to consider the attached Separation and Release Agreement and you were advised to consult with an attorney, if desired, before signing below. This Attachment A will not become effective or enforceable until seven days after you sign it, during which time you can revoke it if you wish, by delivering a signed revocation letter within the seven-day period to A. Peter Lawson, General Counsel, Motorola, Inc., 1303 East Algonquin Rd., Schaumburg, Illinois 60196.

Agreed to and accepted by:

MIKE ZAFIROVSKI

Date:
(to be signed after July 29, 2005 and before August 29, 2005)

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